CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2005, relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of Columbia Tax-Managed Growth Fund, Columbia California Tax-Exempt Fund, and Columbia Intermediate Municipal Bond Fund (formerly "Columbia Intermediate Tax-Exempt Bond Fund"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Registered Public Accounting Firm", in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 24, 2006